EXHIBIT 99.1
                                 PRESS RELEASE


      First Mariner Bancorp Announces Placement of New Preferred Securities

BALTIMORE--(September 30, 2003)--First Mariner Bancorp (Nasdaq: FMAR), parent company of First Mariner Bank and Finance Maryland, LLC, announced the completion of a $10 million placement of Floating Rate Preferred Securities through its wholly-owned subsidiary, Mariner Capital Trust V. The preferred securities have a final maturity date of October 8, 2033, and are callable at their par value beginning October 8, 2008. The Preferred Securities bear interest at a rate of 3-month LIBOR plus 3.15%, reset quarterly.

The Company intends to use the net proceeds of the placement, consisting of approximately $9,775,000, plus other funds available to the Company to fund the growth of its Finance Maryland subsidiary and for general corporate purposes.

First Mariner Bancorp's Chairman and Chief Executive Officer Edwin F. Hale Sr. said, "Over the past twelve months we have successfully raised $46.5 million through the private placement of preferred securities. These funds have provided a low cost source of funding for our finance company operations, allowed us to redeem our higher-cost fixed rate preferred offering, and have provided a source of capital to support the continued growth of our banking operations."

In August 2003, the company announced its plans to redeem its 8.30% fixed rate preferred securities issued in June of 1998. The redemption will occur on October 1, 2003.

The preferred securities issued by Mariner Capital Trust V have not been registered under the Securities Act of 1933; therefore, the securities may not be offered or sold absent registration or an exemption from registration requirements.

First Mariner Bancorp is a bank holding company with total assets of $1.003 billion. Its wholly-owned banking subsidiary, First Mariner Bank, (opened in
1995) operates 22 full service bank branches in Baltimore, Anne Arundel, Harford, Howard, Talbot, and Worcester counties in Maryland, and the city of Baltimore. First Mariner Mortgage, a division of First Mariner Bank, operates 14 offices in Central Maryland, the Eastern Shore of Maryland, and Northern Virginia. On July 12, 2002, First Mariner Bancorp formed Finance Maryland, LLC, a consumer finance company that currently operates nine branches in Anne Arundel, Baltimore, Cecil, Harford, Wicomico, and Washington counties. First Mariner Bancorp's common stock is traded on the Nasdaq National Market under the symbol "FMAR." Preferred shares issued by Mariner Capital Trust (Subsidiary of First Mariner Bancorp) are also traded under the Nasdaq National Market under the symbol "FMARP." First Mariner's web site address is www.1stMarinerBancorp.com, which includes comprehensive investor information.

In addition to historical information, this press release may contain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans and expectations regarding efficiencies resulting from new programs and expansion activities, revenue growth, anticipated expenses, and other unknown outcomes. The Company's actual results could differ materially from management's expectations. Factors that could contribute to those differences include, but are not limited to, changes in regulations applicable to the Company's business, successful implementation of Company's branch expansion strategy, its concentration in real estate lending, increased competition, changes in technology, particularly internet banking, impact of interest rates, possibility of economic recession or slow down (which could impact credit quality, adequacy of loan loss reserve and loan growth) and control by and dependency on key personnel, particularly Edwin F. Hale, Sr., Chairman of the Board of Directors and CEO of the Company.

Contact:  Mark Keidel- SVP/CFO 410-558-4281